N E W S  R E L E A S E

September 4, 2007	Direct Inquiries To:
Paul O. Koether, Chairman
(908) 234-0078

QUN YI ZHENG RESIGNS AS PRESIDENT
OF KENT FINANCIAL SERVICES, INC.

BEDMINSTER, NEW JERSEY - KENT FINANCIAL SERVICES, INC. (the “Company”) (NASDAQ - KENT) Paul Koether, Chairman, today announced the resignation of Dr. Qun Yi Zheng, as President of the Company and as President and Director of Kent International Holdings, Inc., the Company’s 53.25% owned subsidiary, and all other subsidiaries effective August 31, 2007.  His duties and the office of President will be assumed by Paul O. Koether.

Kent has 2,792,250 shares outstanding.

This Press Release contains forward-looking statements which may involve known and unknown risks, uncertainties and other factors that may cause the Company’s actual results and performance in future periods to be materially different from any future results or performance suggested by these statements.  Kent Financial Services cautions investors not to place undue reliance on forward-looking statements, which speak only to management’s expectations on this date.